Exhibit 4.4

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) IF OUTSIDE THE UNITED STATES, IN ACCORDANCE WITH RULE 904 OR REGULATIONS UNDER THE SECURITIES ACT, IF APPLICABLE, OR (C) IF INSIDE THE UNITED STATES (i) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 OF THE SECURITIES ACT OR ANOTHER APPLICABLE EXEMPTION, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS THEREUNDER. AT THE OPTION OF THE CORPORATION, SUCH COMPLIANCE SHALL BE EVIDENCED BY AN OPINION OF COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

No. WB-2                    SERIES B PREFERRED STOCK PURCHASE WARRANT                    May 17, 2001

To Purchase Shares of Series B Preferred Stock of

BLUEARC CORPORATION

THIS CERTIFIES that, for value received, MAST International Limited (the “Holder”) is entitled to subscribe for and purchase, from BlueArc Corporation, a Delaware corporation (the “Company”), shares of the Company’s Series B Preferred Stock (the “Series B Preferred”), upon the terms and subject to the conditions set forth herein, at any time on or after the date of this Warrant, and on or before, but in no case after the earlier of (i) July 25, 2010 or (ii) otherwise as set forth in Section 7 hereof.

1. Exercise Price; Number of Warrant Shares. The purchase price of one share of Series B Preferred under this Warrant (the “Exercise Price”) shall be $2.00. The number of shares of Series B Preferred Stock purchasable upon exercise of this Warrant is FIVE HUNDRED THOUSAND (500,000) (the “Shares”).

2. Exercise of Warrant.

The purchase rights set forth in this Warrant are exercisable by the Holder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 1 above, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), duly completed and executed, along with this Warrant. Promptly upon receipt of the Notice of Exercise, this Warrant Agreement and the payment of the purchase price in accordance with the terms set forth below, the Company shall issue to the Warrantholder a certificate for the number of shares of Series B Preferred purchased.

The purchase price of the Shares may be paid at the Holder’s election either (i) by cash, check, bank draft payable to the order of the Company or by cancellation of indebtedness of the Company to the Holder, if any, at the time of exercise or (ii) by converting this Warrant into a number of shares of Series B Preferred in accordance with the following formula (“Conversion”). If the Holder elects the Conversion method, the Company will issue Series B Preferred in accordance with the following formula:

X = Y(A-B) A

Where:	X=	the number of shares of Series B Preferred to be issued to the Holder.

	Y=	the number of shares of Series B Preferred requested to be exercised under this Warrant.

	A=	the fair market value of one share of Series B Preferred.

	B=	the Exercise Price.

For purposes of the above calculation, current fair market value of Series B Preferred shall mean with respect to each share of Series B Preferred:

(a) if the exercise is in connection with an initial public offering of the Company’s Common Stock, and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share shall be the product of (x) the initial “Price to Public” specified in the final prospectus with respect to the offering and (y) the number of shares of Common Stock into which each share of Series B Preferred is convertible at the time of such exercise;

(b) if this Warrant is exercised after, and not in connection with the Company’s initial public offering, and:

(i) if the Company’s Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a 21-day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Series B Preferred is convertible at the time of such exercise; or

(ii) if the Company’s Common Stock is actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the Nasdaq National Market System (or similar system) over the 21-day period ending three days before the day the current fair market value of the securities is being determined and (y) the number of shares of Common Stock into which each share of Series B Preferred is convertible at the time of such exercise;

(c) if the current fair market value is to be determined at any time the Common Stock is not listed on any securities exchange or quoted in the Nasdaq National Market System or the over-the-counter market or the exercise is not in connection with an initial public offering, the current fair market value of Series B Preferred shall be determined in good faith by the Board of Directors of the Company.

3. Restrictions on Transfer.

(a) Investment Representation. The Holder agrees that the Holder will not offer, sell or otherwise dispose of this Warrant or any securities issued on exercise of this Warrant except under circumstances which will not result in a violation of the Securities Act. Upon exercise of this Warrant, the Holder shall confirm in writing, by executing the Investor Representation Statement in the form attached as Exhibit B hereto, that the securities purchased thereby are being acquired for investment solely for the Holder’s own account and not with a view toward distribution or resale.

(b) Certificate Legends. This Warrant and all securities issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form (in addition to any legends required by applicable state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(c) Disposition of Warrant or Shares. With respect to any offer, sale or other disposition of this Warrant or any securities issued upon exercise of this Warrant before a Qualified IPO, the Holder agrees to give written notice to the Company prior thereto, describing briefly the manner of such distribution, together with a written opinion of the Holder’s counsel, if reasonably requested by the Company, to the effect that such offer, sale or other disposition may be effected without registration under the Securities Act or qualification under any applicable state securities laws applicable this Warrant or such shares, as the case may be, and indicating whether or not under the certificates for this Warrant or such shares, as the case may be, to be sold or otherwise disposed of require any restrictive legend as to applicable restrictions on transferability in order to ensure compliance with the Securities Act. Each certificate representing this Warrant or the securities thus transferred (except a transfer pursuant to Rule 144) shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the aforesaid opinion of counsel for the Holder or the security holder, as the case may be, such legend is not necessary in order to ensure compliance with the Securities Act. The Company may issue stop-transfer instructions to its transfer agent in connection with such restrictions.

4. Stockholder Rights. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to exercise. The Holder shall execute and become a party to that certain Amended and Restated Investors’ Rights Agreement, dated as of April 11, 2000 (the “Investor Rights Agreement”).

5. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity reasonably satisfactory to it, upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Company will deliver a new Warrant of like tenor in lieu of this Warrant.

6. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday, Sunday or legal holiday.

7. Reorganization, Stock Splits, Etc.

(a) Reorganization, Reclassification or Recapitalization of the Company. In case of (1) a capital reorganization, reclassification or recapitalization of the Company’s capital stock (other than in the cases referred to in Section 7(c) hereof), (2) the Company’s consolidation or merger with or into another corporation in which the Company is not the surviving entity, or a reverse triangular merger in which the Company is the surviving entity but the shares of the Company’s capital stock outstanding immediately prior to the merger are converted, by virtue of the merger, into other property, whether in the form of securities, cash or otherwise, or (3) the sale or transfer of the Company’s property as an entirety or substantially as an entirety, then, as part of such reorganization, recapitalization, merger, consolidation, sale or transfer, lawful provision shall be made so that there shall thereafter be deliverable upon the cash or net exercise of this Warrant or any portion thereof (in lieu of or in addition to the number of shares of Series B Preferred theretofore deliverable, as appropriate), and without payment of any additional consideration, the number of shares of stock or other securities or property to which the holder of the number of shares of Series B Preferred which would otherwise have been deliverable upon the cash or net exercise of this Warrant or any portion thereof at the time of such reorganization, reclassification, recapitalization, consolidation, merger, sale or transfer would have been entitled to receive if such transaction had not taken place. This Section 7(a) shall apply to successive reorganizations, reclassifications, recapitalizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the consideration payable to the Holder for shares of Series B Preferred in connection with any transaction described in this Section 7(a) is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors.

(b) Splits and Combinations. If the Company at any time subdivides any of its outstanding shares of Series B Preferred into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the outstanding shares of Series B Preferred are combined into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased. Upon any adjustment of the Exercise Price under this Section 7(b), the number of shares of Series B Preferred issuable upon exercise of this Warrant shall equal the number of shares determined by dividing (i) the aggregate Exercise Price payable for the purchase of all shares issuable upon exercise of this Warrant immediately prior to such adjustment by (ii) the Exercise Price per share in effect immediately after such adjustment.

(c) Reclassification of Shares. If the Company at any time shall, by combination, reclassification, exchange, conversion or subdivision of securities or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes (including without limitation the conversion of the Series B Preferred into Common Stock), this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Warrant immediately prior to such combination, reclassification, conversion, exchange, subdivision or other change and the Exercise Price shall be approximately adjusted.

(d) Dividends and Distribution. If the Company declares a dividend or other distribution on the Series B Preferred or if a dividend or other distribution on the Series B Preferred occurs pursuant to the Company’s Certificate of Incorporation, then, as part of such dividend or distribution, lawful provision shall be made so that there shall thereafter be deliverable upon the exercise of this Warrant or any portion thereof, in addition to the number of shares of Series B Preferred receivable thereupon and without payment of any additional consideration, the amount of the dividend or other distribution to which the holder of the number of shares of Series B Preferred obtained upon exercise hereof would have been entitled to receive had the exercise occurred as of the record date for such dividend or distribution.

(e) Liquidation; Dissolution. If the Company shall dissolve, liquidate or wind up its affairs, the Holder shall have the right, but not the obligation, to exercise this Warrant effective as of the date of such dissolution, liquidation or winding up. If any such dissolution, liquidation or winding up results in any cash distribution to the Holder in excess of the aggregate Exercise Price for the Shares, then the Holder may, at its option, exercise this Warrant without making payment of such aggregate Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider such aggregate Exercise Price to have been paid in full, and in making such settlement to the Holder, shall deduct an amount equal to such aggregate Exercise Price from the amount payable to the Holder.

(f) Certificates and Notices.

(i) Adjustment Certificates. Upon any adjustment of the Exercise Price and/or the number of shares of securities purchasable upon exercise of this Warrant, a certificate, signed by (i) the Company’s Chief Financial Officer, or (ii) an independent firm of certified public accountants of recognized national standing selected by the Company, setting forth in reasonable detail the events requiring the adjustment and the method by which such adjustment was calculated, shall be mailed to the Holder and shall specify the adjusted Exercise Price and the number of shares of securities purchasable upon exercise of the Warrant after giving effect to the adjustment.

(ii) Extraordinary Corporate Events. If the Company, after the date hereof, proposes to effect (A) any transaction described in Sections 7(a) or (c) hereof, (B) a liquidation, dissolution or winding up of the Company described in Section 7(e) hereof, or (C) any payment of a dividend or distribution with respect to the Series B Preferred, then, in each such case, the Company shall mail to the Holder a notice describing such proposed action and specifying the date on which the Company’s books shall close, or a record shall be taken, for determining the holders of stock entitled to participate in such action, or the date on which such action shall take place or commence, as the case may be, and the date as of which it is expected that holders of stock of record shall be entitled to receive securities and/or other property deliverable upon such action, if any such date is to be fixed. Such notice shall be mailed to the Holder at least ten (10) days prior to the record date for such action in the case of any action described in clause (A) or clause (C) above, and in the case of any action described in clause (B) above, at least fifteen (15) days prior to the date on which the action described is to take place and at least fifteen (15) days prior to the record date for determining holders of Series B Preferred entitled to receive securities and/or other property in connection with such action. Upon a planned initial public offering of the Company’s Common Stock, the Company shall provide written Notice to the Holder of such planned initial public offering with 30 days of the date of the first filing of a registration statement under the Securities Act.

(g) Application. Except as otherwise provided herein, all subsections of this Section 7 are intended to operate independently of one another. If an event occurs that requires the application of more than one subsection, all applicable subsections shall be given independent effect.

8. Standoff Agreement. Holder agrees, in connection with the initial public offering of the Company’s securities, (i) not to sell, make any short sale of, loan, grant any option for the purchase of or otherwise dispose of this Warrant or any securities issued upon the exercise of this Warrant (other than securities included in the registration, if any) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed one hundred eighty (180) days from the effective date of such registration) as may be requested by the Company or such underwriters, and (ii) to execute any agreement regarding (i) above as may be requested by the Company or underwriters.

9. Miscellaneous. This Warrant may be amended and any term of this Warrant may be waived only by a written instrument signed by the Company and the Holder. This Warrant shall be binding upon any successors or assigns of the parties hereunder. This Warrant shall constitute a contract under the laws of the State of California and for all purposes shall be construed in accordance with and governed by the laws of California applied without reference to its conflict of laws principles. This Warrant and the shares issued upon exercise of this Warrant may be transferred at the Holder’s option subject to compliance with applicable securities laws and upon exercise and delivery to the Company by the transferee of an agreement to be bound by the same restrictions applicable to the Holder, including Section 8 of this Warrant.

Dated: May 17, 2001

BLUEARC CORPORATION
a Delaware Corporation

By:	/s/ Charles Noreen
Name:	Charles Noreen
Title:	SVP & CFO

[Signature Page to MAST Warrant]

EXHIBIT A

NOTICE OF EXERCISE

TO: BLUEARC CORPORATION

(1) The undersigned hereby elects to purchase                      shares of Series B Preferred Stock of BlueArc Corporation pursuant to the terms of the attached Warrant, and tenders payment of the purchase price in full, together with all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said shares of Series B Preferred Stock in the name of the undersigned.

(3) The undersigned represents that the aforesaid shares of Series B Preferred Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

MAST INTERNATIONAL LIMITED

Date	Signature

Print Name

Title, if applicable

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT

STOCKHOLDER	:	MAST International Limited

COMPANY	:	BlueArc Corporation

SECURITY	:	Series B Preferred Stock

AMOUNT	:

DATE	:

In connection with the purchase of the above-listed securities (the “Securities”), the undersigned stockholder (“Stockholder”) represents to the Company the following:

(a) Stockholder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Stockholder is acquiring the Securities for investment for Stockholder’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Stockholder acknowledges and understands that the Securities constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Stockholder’s investment intent as expressed herein. In this connection, Stockholder understands that, in the view of the Securities and Exchange Commission, the statutory basis for such exemption may be unavailable if Stockholder’s representation was predicated solely upon a present intention to hold the Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future. Stockholder further understands that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Stockholder further acknowledges and understands that the Company is under no obligation to register the Securities. Stockholder understands that the certificate evidencing the Securities will be imprinted with (i) a legend which prohibits the transfer of the Securities (unless they are registered or in the opinion of counsel satisfactory to the Company, such registration is not required), (ii) a legend prohibiting their transfer without the consent of the Commissioner of Corporations of the State of California and (iii) any other legend required under applicable state securities laws.

(c) Stockholder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the number of shares being sold during any three-month period not exceeding specified limitations.

(d) Stockholder further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk. Stockholder understands that no assurances can be given that any such other registration exemption will be available in such event.

(e) Stockholder understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

(f) Stockholder has had the opportunity to review with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Stockholder has relied solely on such advisors and not on any statements or representations of the Company or any of its agents. Stockholder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Statement.

MAST INTERNATIONAL LIMITED:

Signature

Name

Title, if applicable

Date: , 20